Exhibit 99.1
Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BOARD OF DIRECTORS OF BARNES GROUP INC.
ADOPTS WIDE-RANGING
CORPORATE GOVERNANCE ENHANCEMENTS

•	Board of Directors to Recommend Declassifying the Board and Eliminating Certain Supermajority Voting Standards

•	Board of Directors Adopts Majority Voting and Lead Independent Director Policies

•	Board of Directors Amends By-Laws to Provide Right of Stockholders to Call Special Meetings

Bristol, Connecticut, October 19, 2012 -- Barnes Group Inc. (NYSE: B) today announced that its Board of Directors has voted to recommend declassifying the Board so that all directors are elected annually, a change that must be approved by the Company's stockholders at the 2013 Annual Meeting. If the change is approved, beginning in 2014, directors whose terms are expiring will stand for election for one-year terms, with all directors being elected to one-year terms beginning in 2016. The Board also voted to recommend the elimination of supermajority voting requirements concerning the election, appointment and removal of directors. To become effective, the elimination of these supermajority requirements must also be approved by the stockholders at the 2013 Annual Meeting.

In addition, the Board amended its Corporate Governance Guidelines to add a majority voting policy under which any director who receives more “withhold” than “for” votes in an uncontested election must tender to the Board, for its consideration, an offer to resign. The Board further amended the Guidelines to provide for enhanced responsibilities for the lead independent director when the Chairman of the Board is not an independent director. The independent directors of the Board elected the Company's current presiding director, William J. Morgan, to serve as lead independent director, effective immediately. The amended Corporate Governance Guidelines are accessible on the “Corporate Governance” section of the Company's website, www.bginc.com.

The Board also amended the Company's By-Laws to permit shareholders holding at least 40% of the Company's common shares to call special meetings, as well as addressed certain technical matters, including matters in response to recent Delaware court litigation unrelated to the Company.

“Over the last several years, we have been engaged in a dialogue with our stockholders regarding the corporate governance structures for our Company. Today's announcement to implement wide-ranging corporate governance changes demonstrates the Board's commitment to enacting sound and responsive shareholder-focused corporate governance policies that our stockholders have indicated they support,” said Gary G. Benanav, Chair of the Corporate Governance Committee.

“As part of our ongoing commitment to sound corporate governance, we will continue to evaluate our corporate governance practices,” added Thomas O. Barnes, Chairman of the Board.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial manufacturing and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group's approximately 5,100 dedicated employees, at more than 50 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860-583-7070